Exhibit 99.1

RGS Energy Closes Acquisition of Sunetric

Sunetric Acquisition Provides Rapid Entry into Hawaii, One of the Nation’s Largest and Most Economically Attractive Solar States

LOUISVILLE, CO, May 14, 2014 – RGS Energy (NASDAQ: RGSE), a nationwide leader of turnkey solar energy solutions for residential, commercial, and utility customers, has closed its acquisition of Elemental Energy, LLC, a full-service solar energy firm operating under the Sunetric brand.

Based in Oahu, Hawaii, Sunetric is one of the state’s largest and most established local solar developers and installers. The acquisition provides RGS Energy with immediate entry into a major market that has the highest electricity rates in the U.S. – three times higher than the national average. These high rates provide compelling economics for homeowners and businesses to adopt solar photovoltaic systems.

Since its formation in 2004, Sunetric has installed more than 3,500 solar projects in Hawaii representing a total of more than 65 megawatts installed. Sunetric maintains a significant pipeline and backlog of commercial and residential projects, with revenue topping $38 million in 2013.

Since the announcement of the initial terms for the transaction on March 27, 2014, the terms of the acquisition were restructured from payment of $7 million in cash and $9 million in stock to an all-stock transaction in which RGS will issue approximately 4.5 million shares of unregistered class A common stock to the sellers subject to certain customary holdbacks and working capital adjustments, along with an additional $3 million in potential earn-out payments to be paid in unregistered Class A common stock in 2015 and 2016.

Sunetric will maintain its current local management team and well-established Sunetric brand as a wholly owned subsidiary of RGS Energy. Sunetric brings more than 90 employees to RGS Energy, including some of the most experienced residential and commercial sales and installation teams in Hawaii.

“We believe this is an excellent transaction for RGS Energy both in terms of being accretive and in its ability to bring short and long term value to the company and our shareholders,” said Kam Mofid, CEO of RGS Energy. “Sunetric is one of Hawaii’s largest and most respected solar companies well positioned for growth and success in one of the nation’s key solar states. By restructuring the terms as an all-stock transaction we were also able to optimize our use of cash while providing the sellers the maximum opportunity to share in the upside potential we see in both Sunetric’s business and in our business as a whole.”

Alex Tiller, CEO of Sunetric, commented: “We are excited to become part of RGS Energy. Sunetric’s years of industry experience in originating, designing and installing solar systems of varying complexity and size for residential, commercial, and utility-scale customers throughout the islands is highly complementary to RGS Energy. We’re looking forward to applying the resources that RGS Energy provides in order to increase our depth and breadth of capabilities, including deployment of attractive financing solutions in both residential and commercial sectors.”

Tiller will be transitioning out of his role as CEO of Sunetric, and will report to Mofid for the remainder of the year as special advisor focusing on integration and growth plans. Aaron Kirk, Sunetric COO, has been appointed president of the business unit reporting directly to Mofid. “I am very excited in welcoming the Sunetric team to the RGS family, and working closely with Aaron and the rest of the leadership team to accelerate company’s growth and performance,” said Mofid. “Our cultures mesh very well together and I look forward to propelling our combined business to a dominant position in the industry. Sunetric has a dedicated team of employees who are passionate about solar, about growth and success; the company has also been ranked as ‘Best Places to Work’ by the Hawaii Business Magazine. These factors are all very conducive to writing the next exciting chapter in the company’s successful journey.”

About Sunetric

Sunetric is one of the largest and most experienced solar developers and integrators in Hawaii. As a full-service solar energy firm, they handle every stage of the design, development and installation of photovoltaic systems on Oahu, Maui, Kauai, Molokai, Lanai and the Big Island. For more information, visit http://sunetric.com/.

About RGS Energy

RGS Energy (NASDAQ: RGSE) is one of the nation’s pioneering solar energy companies serving commercial, residential, and utility customers. Beginning with one of the very first photovoltaic panels sold to the public in the U.S. in 1978, the company has installed more than 22,500 solar power systems representing over 235 megawatts of 100% clean renewable energy. RGS Energy makes it very convenient for customers to save on their energy bills by providing a comprehensive solar solution, from design, financing, permitting and installation to ongoing monitoring, maintenance and support.

As one of the nation’s largest and most experienced solar power players, the company has 20 offices across the West and the Northeast. For more information, visit RGSEnergy.com, on Facebook at www.facebook.com/rgsenergy and on Twitter at https://twitter.com/rgsenergy. RGS Energy is a trade name and RGS Energy makes filings with the Securities and Exchange Commission under its official name “Real Goods Solar, Inc.”

Cautionary Statement Regarding Forward-Looking Statements

This communication includes forward-looking statements relating to matters that are not historical facts. Forward-looking statements may be identified by the use of words such as “expect,” “intend,” “believe,” “will,” “should” or comparable terminology or by discussions of strategy. While RGS Energy believes its assumptions and expectations underlying forward-

looking statements are reasonable, there can be no assurance that actual results will not be materially different. Risks and uncertainties that could cause materially different results include, among others, integration of the transaction described herein and other acquisitions, realizing synergies and other benefits from the transaction described herein, the possibility of negative impact from weather conditions, introduction of new products and services, the possibility of negative economic conditions and other risks and uncertainties included in RGS Energy’s filings with the Securities and Exchange Commission. RGS Energy assumes no duty to update any forward-looking statements.

Media and Investor Relations Contact for RGS Energy:

Ron Both

Liolios Group, Inc.

Tel 1-949-574-3860

RGSE@liolios.com

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